Exhibit 99.1

The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004

GOLDMAN SACHS REPORTS SECOND QUARTER
EARNINGS PER SHARE OF $2.31

NEW YORK, June 22, 2004 - The Goldman Sachs Group, Inc. (NYSE:GS) today reported net earnings of $1.19 billion for its fiscal second quarter ended May 28, 2004. Diluted earnings per share were $2.31 compared with $1.36 for the second quarter of 2003 and $2.50 for the first quarter of 2004. Annualized return on average tangible shareholders’ equity (1) was 26.7% for the second quarter of 2004 and 28.5% for the first half of 2004. Annualized return on average shareholders’ equity was 20.9% for the second quarter of 2004 and 22.2% for the first half of 2004.

Business Highlights

•	Goldman Sachs achieved its second best quarter in net revenues, net earnings and diluted earnings per share.

•	The firm retained its leadership position in global mergers and acquisitions, ranking first in announced and completed worldwide mergers and acquisitions. (2)

•	The firm ranked second in worldwide equity and equity-related offerings, public common stock offerings and initial public offerings. (2)

•	Fixed Income, Currency and Commodities (FICC) generated net revenues of $1.89 billion, reflecting strong performances across the major businesses.

•	Asset Management and Securities Services produced net revenues of $931 million, its second best quarter, including a record quarter in Securities Services.

•	Assets under management increased 20% from a year ago to a record $415 billion, with net asset inflows of $9 billion during the quarter.

“Second quarter results underscore the strength and diversity of the firm’s business mix,” said Henry M. Paulson, Jr., Chairman and Chief Executive Officer. “Our outlook for the business environment in the coming months remains optimistic, but we are mindful of the effect of continuing interest rate and geopolitical concerns on market sentiment.”

Media Contact: Peter Rose Tel: 212-902-5400	1	Investor Contact: John Andrews Tel: 212-357-2674

Net Revenues

Investment Banking

Net revenues in Investment Banking were $953 million compared with $659 million for the second quarter of 2003 and $763 million for the first quarter of 2004. Net revenues in Financial Advisory were $513 million compared with $258 million for the same period last year, reflecting an increase in client activity. Net revenues in the firm’s Underwriting business were $440 million compared with $401 million for the same 2003 period, primarily reflecting an increase in industry-wide equity and equity-related offerings, partially offset by lower net revenues from debt new issuance activity. The firm’s investment banking backlog declined slightly during the quarter.

Trading and Principal Investments

Net revenues in Trading and Principal Investments were $3.63 billion, 35% above the second quarter of 2003 and 12% below the first quarter of 2004.

FICC net revenues of $1.89 billion increased 15% compared with the same 2003 period. All major businesses generated strong results in the quarter, although currencies declined from a particularly strong second quarter last year. The business environment was somewhat less favorable compared with the first quarter of 2004 as interest rates increased and credit spreads were volatile.

Net revenues in Equities of $1.08 billion were essentially unchanged compared with the second quarter of 2003. Net revenues in the firm’s equities products group increased, primarily reflecting higher commission volumes in the shares businesses, partially offset by lower net revenues in derivatives, principally due to decreased customer-driven activity. Net revenues in principal strategies were lower compared with last year’s second quarter and were significantly lower across most regions and sectors of the business compared with a particularly strong first quarter of 2004.

Principal Investments recorded net revenues of $657 million, primarily due to an unrealized gain related to the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG) of $561 million, as well as gains from other corporate principal investments.

Asset Management and Securities Services

Net revenues in Asset Management and Securities Services were $931 million, 43% above the second quarter of 2003 and 11% below the first quarter of 2004.

Asset management net revenues of $601 million increased 49% compared with last year’s second quarter, primarily due to higher average assets under management, the contribution from Ayco (3) and increased incentive income. During the quarter, assets under management increased $3 billion, reflecting net asset inflows of $9 billion, primarily in alternative investment, equity and fixed income assets, partially offset by market depreciation of $6 billion.

Securities Services net revenues of $330 million increased 35% compared with the second quarter of 2003, primarily due to significantly higher customer balances in the firm’s securities lending and margin lending businesses.

Expenses

Operating expenses were $3.77 billion, 28% higher than the second quarter of 2003 and 6% lower than the first quarter of 2004.

Compensation and benefits expenses of $2.76 billion increased 38% compared with the same period last year, commensurate with higher net revenues. The ratio of compensation and benefits to net revenues was 50% for the first half of 2004, consistent with the first half of 2003. Employment levels were essentially unchanged during the quarter.

Non-compensation-related expenses of $1.00 billion increased 9% compared with the same period last year, primarily reflecting higher professional services and other expenses, and brokerage, clearing and exchange fees, principally due to increased business activity. These increases were partially offset by lower occupancy and depreciation and amortization expenses, primarily reflecting lower exit costs associated with reductions in the firm’s global office space.

The effective income tax rate for the first half of 2004 was 32.4%, down from 33.0% for the first quarter of 2004, primarily due to a change in the geographic mix of earnings. The effective income tax rate for the first half of 2004 was unchanged from fiscal year 2003.

Capital

As of May 28, 2004, total capital was $92.16 billion, consisting of $23.15 billion in shareholders’ equity and $69.01 billion in long-term debt. (4) Book value per share was $47.58 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 486.6 million at period end. Tangible book value per share was $37.48. (1)

The firm repurchased 3.7 million shares of its common stock during the quarter at an average price of $100.34 per share. The remaining share authorization under the firm’s existing common stock repurchase program is 15.7 million shares.

Dividend

The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.25 per share to be paid on August 26, 2004 to common shareholders of record on July 27, 2004.

Shares Eligible for Future Sale

On June 23, 2004, approximately 42 million shares of common stock related to the firm’s initial public offering (IPO) and subsequent acquisitions, held primarily by people who are active at the firm, become eligible for sale. In addition, approximately 10 million employee stock options granted at the time of the firm’s IPO and in subsequent acquisitions become exercisable on that date. Substantially all of these shares are subject to compliance with blackout procedures and volume restrictions designed, in part, to facilitate orderly sales.

As of June 23, 2004, all of the shares of common stock beneficially owned by the firm’s former profit participating limited partners and the shares deliverable pursuant to equity-based awards granted to employees in connection with the firm’s IPO will have become eligible for sale.

* * *

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that the firm expects to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 12:00 pm (ET) today. The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, http://www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 7877201, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investorrelations@gs.com.

The Goldman Sachs Group, Inc. and Subsidiaries

Net Revenues (5)
(unaudited)
($ in millions)

	Three Months Ended			% Change From
	May 28,	Feb. 27,	May 30,	Feb. 27,	May 30,
	2004	2004	2003	2004	2003
Investment Banking

Financial Advisory	$513	$359	$258	43%	99%

Equity Underwriting	213	219	130	(3)	64
Debt Underwriting	227	185	271	23	(16)

Total Underwriting	440	404	401	9	10

Total Investment Banking	953	763	659	25	45

Trading and Principal Investments

FICC	1,892	2,103	1,646	(10)	15

Equities Trading	351	946	446	(63)	(21)
Equities Commissions	727	714	629	2	16

Total Equities	1,078	1,660	1,075	(35)	—

Principal Investments	657	359	(44)	83	N.M.

Total Trading and Principal Investments	3,627	4,122	2,677	(12)	35

Asset Management and Securities Services

Asset Management	601	761	404	(21)	49

Securities Services	330	282	245	17	35

Total Asset Management and Securities Services	931	1,043	649	(11)	43

Total net revenues	$5,511	$5,928	$3,985	(7)	38

	Six Months Ended		% Change From
	May 28,	May 30,	May 30,
	2004	2003	2003
Investment Banking

Financial Advisory	$872	$595	47%

Equity Underwriting	432	293	47
Debt Underwriting	412	489	(16)

Total Underwriting	844	782	8

Total Investment Banking	1,716	1,377	25

Trading and Principal Investments

FICC	3,995	3,581	12

Equities Trading	1,297	795	63
Equities Commissions	1,441	1,219	18

Total Equities	2,738	2,014	36

Principal Investments	1,016	(115)	N.M.

Total Trading and Principal Investments	7,749	5,480	41

Asset Management and Securities Services

Asset Management	1,362	859	59

Securities Services	612	456	34

Total Asset Management and Securities Services	1,974	1,315	50

Total net revenues	$11,439	$8,172	40

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings
(unaudited)

	Three Months Ended			% Change From
	May 28,	Feb. 27,	May 30,	Feb. 27,	May 30,
	2004	2004	2003	2004	2003
	(in millions, except per share amounts and employees)
Revenues
Investment banking	$928	$754	$556	23%	67%
Trading and principal investments	3,409	3,819	2,149	(11)	59
Asset management and securities services	629	787	413	(20)	52
Interest income	2,710	2,545	2,867	6	(5)

Total revenues (5)	7,676	7,905	5,985	(3)	28

Interest expense	2,038	1,873	2,000	9	2
Cost of power generation (6)	127	104	—	22	N.M.

Revenues, net of interest expense and cost of power generation	5,511	5,928	3,985	(7)	38

Operating expenses
Compensation and benefits	2,756	2,964	1,992	(7)	38
Amortization of employee initial public offering and acquisition awards	15	31	34	(52)	(56)

Brokerage, clearing and exchange fees	252	233	200	8	26
Market development	76	62	64	23	19
Communications and technology	120	112	119	7	1
Depreciation and amortization	121	135	139	(10)	(13)
Amortization of identifiable intangible assets	31	32	46	(3)	(33)
Occupancy	156	170	177	(8)	(12)
Professional services and other	244	260	176	(6)	39

Total non-compensation expenses	1,000	1,004	921	—	9

Total operating expenses	3,771	3,999	2,947	(6)	28

Pre-tax earnings	1,740	1,929	1,038	(10)	68
Provision for taxes	553	636	343	(13)	61

Net earnings	$1,187	$1,293	$695	(8)	71

Earnings per share
Basic	$2.43	$2.63	$1.43	(8)	70
Diluted	2.31	2.50	1.36	(8)	70

Average common shares outstanding
Basic	487.9	492.0	485.8	(1)	—
Diluted	513.5	517.1	510.2	(1)	1

Employees at period end(7)	19,533	19,285	18,421	1	6

Ratio of compensation and benefits to net revenues	50%	50%	50%

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Six Months Ended		% Change From
	May 28,	May 30,	May 30,
	2004	2003	2003
	(in millions, except per share amounts)
Revenues
Investment banking	$1,682	$1,182	42%
Trading and principal investments	7,228	4,516	60
Asset management and securities services	1,416	882	61
Interest income	5,255	5,499	(4)

Total revenues (5)	15,581	12,079	29

Interest expense	3,911	3,907	—
Cost of power generation (6)	231	—	N.M.

Revenues, net of interest expense and cost of power generation	11,439	8,172	40

Operating expenses
Compensation and benefits	5,720	4,086	40
Amortization of employee initial public offering and acquisition awards	46	83	(45)

Brokerage, clearing and exchange fees	485	390	24
Market development	138	119	16
Communications and technology	232	236	(2)
Depreciation and amortization	256	296	(14)
Amortization of identifiable intangible assets	63	78	(19)
Occupancy	326	400	(19)
Professional services and other	504	428	18

Total non-compensation expenses	2,004	1,947	3

Total operating expenses	7,770	6,116	27

Pre-tax earnings	3,669	2,056	78
Provision for taxes	1,189	699	70

Net earnings	$2,480	$1,357	83

Earnings per share
Basic	$5.06	$2.78	82
Diluted	4.81	2.66	81

Average common shares outstanding
Basic	490.0	487.5	1
Diluted	515.3	511.1	1

Ratio of compensation and benefits to net revenues	50%	50%

The Goldman Sachs Group, Inc. and Subsidiaries

Average Daily VaR (8)
(unaudited)
($ in millions)

	Three Months Ended
	May 28,	Feb. 27,	May 30,
Risk Categories	2004	2004	2003
Interest rates	$37	$38	$39
Equity prices	37	37	24
Currency rates	20	23	18
Commodity prices	15	15	16
Diversification effect (9)	(40)	(42)	(38)

Firmwide	$69	$71	$59

* * *

Assets Under Management (10) (unaudited) ($ in billions)

	As of			% Change From
	May 31,	Feb. 29,	May 31,	Feb. 29,	May 31,
	2004	2004	2003	2004	2003
Money markets	$92	$93	$91	(1)%	1%
Fixed income and currency	123	123	108	—	14
Equity	114	113	86	1	33
Alternative investments	86	83	61	4	41

Total	$415	$412	$346	1	20

	Three Months Ended
	May 31,	Feb. 29,	May 31,
	2004	2004	2003
Balance, beginning of period	$412	$373	$346

Net asset inflows / (outflows)
Money markets	(1)	4	(17)
Fixed income and currency	2	3	2
Equity	3	7	(3)
Alternative investments	5	10	—

Total net asset inflows / (outflows)	9	24	(18)

Net market (depreciation) / appreciation	(6)	15	18

Balance, end of period	$415	$412	$346

* * *

Principal Investments (unaudited) ($ in millions)

	As of May 28, 2004
	Corporate	Real Estate	Total
Private	$943	$637	$1,580
Public	168	50	218

Subtotal	1,111	687	1,798
SMFG convertible preferred stock (11)	2,421	—	2,421

Total	$3,532	$687	$4,219

Footnotes

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Management believes that annualized return on average tangible shareholders’ equity is a meaningful measure of the firm’s financial performance because it reflects the return on equity deployed in the firm’s businesses. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Tangible book value per share is computed by dividing tangible shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	Average for the		As of
	Six Months Ended	Three Months Ended
	May 28, 2004	May 28, 2004	May 28, 2004
	(unaudited, $ in millions)
Shareholders’ equity	$22,351	$22,703	$23,152
Deduct: Goodwill and identifiable intangible assets	(4,949)	(4,932)	(4,916)

Tangible shareholders’ equity	$17,402	$17,771	$18,236

(2)	Thomson Financial Securities Data – January 1, 2004 through May 28, 2004.

(3)	On July 1, 2003, The Goldman Sachs Group, Inc. acquired The Ayco Company, L.P. (Ayco), a provider of fee-based financial counseling in the United States.

(4)	Long-term debt includes nonrecourse debt of $7.72 billion, consisting of $3.79 billion issued by William Street Funding Corporation (a wholly owned subsidiary of The Goldman Sachs Group, Inc. formed to raise funding to support loan commitments made by another wholly owned William Street entity to investment-grade clients), $2.11 billion issued by consolidated variable interest entities and $1.82 billion issued by other consolidated entities, primarily associated with the firm’s ownership of Cogentrix Energy, Inc. and East Coast Power L.L.C. Nonrecourse debt is debt that The Goldman Sachs Group, Inc. is not directly or indirectly obligated to repay through a guarantee, general partnership interest or contractual arrangement.

(5)	The firm made certain changes to its segment reporting structure in 2003. These reclassifications did not affect the firm’s historical consolidated results of operations. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

(6)	Cost of power generation relates to the firm’s ownership of Cogentrix Energy, Inc., acquired December 19, 2003, and East Coast Power L.L.C. This line includes all of the direct costs of the firm’s consolidated power plant operations (e.g., fuel, operations and maintenance), as well as the depreciation and amortization associated with the plants and related contractual assets. Power generation revenues are included in “Trading and principal investments.”

(7)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management and loan services. Also excludes employees of Cogentrix Energy, Inc. directly associated with the cost of power generation.

(8)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. During the fourth quarter of 2003, the firm made certain changes to its model for calculating VaR. The effect of these changes was not material and accordingly, prior periods have not been adjusted. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

(9)	Equals the difference between firmwide VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(10)	Substantially all assets under management are valued as of calendar month end.

(11)	Includes the impact of foreign exchange revaluation on the investment, for which the firm maintains an economic hedge.